News Release

Contact: Chris Ripley, President & Chief Executive Officer
Lucy Rutishauser, SVP Chief Financial Officer
(410) 568-1500

SINCLAIR REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

•	REPORTS $0.43 DILUTED EARNINGS PER SHARE

•	DECLARES $0.18 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (August 2, 2017) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three and six months ended June 30, 2017.

“2017 continues to be a defining year for Sinclair as our strategic acquisitions, partnerships and technological leadership drive the growth of the company. The pending addition of the Tribune Media Company to the Sinclair family would create a leading media platform that ensures a free and local television model can thrive,” said David Smith, Executive Chairman. “The broadcast industry is primed to be reimagined with the approval of ATSC 3.0 (Next Gen TV) expected later this year and the modernization of broadcast regulation, allowing for our industry to compete in the new media ecosystem. Our Spectrum Consortium with Nextstar, Univision and Northwest positions us to reach more communities across the United States, as well as better serve our consumers and advertisers with new technologies that will super charge our capabilities and consumer offerings.”

Three Months Ended June 30, 2017 Financial Results:

•	Total revenues increased 1.9% to $679.3 million, versus $666.5 million in the prior year period.

•	Operating income was $118.8 million versus operating income of $129.1 million in the prior year period, reflecting $6 million of expenses related to the Tribune and Bonten Media Group acquisitions.

•	Net income attributable to the Company was $44.6 million versus net income of $49.4 million in the prior year period.

•	Diluted earnings per common share were $0.43 as compared to $0.52 in the prior year period.

Six Months Ended June 30, 2017 Financial Results:

•	Total revenues increased 6.7% to $1,329.2 million, versus $1,245.4 million in the prior year period.

•	Operating income was $276.5 million versus operating income of $215.4 million in the prior year period.

•	Net income attributable to the Company was $101.8 million versus net income of $73.6 million in the prior year period.

•	Diluted earnings per common share were $1.03 as compared to $0.77 in the prior year period.

Three Months Ended June 30, 2017 Operating Highlights:

•	Media revenues, before barter, increased 4.2% to $631.8 million versus $606.3 million in the second quarter of 2016.

•	Political revenues were $5.4 million versus $16.7 million in the second quarter of 2016.

•	Revenues from our digital offerings increased 40% in the second quarter as compared to the second quarter of 2016.

Recent Corporate Developments:

Acquisitions:

•
In May, the Company announced a definitive agreement to acquire 100% of the issued and outstanding shares of Tribune Media Company (“Tribune”) for approximately $43.50 per share, for an aggregate purchase price of approximately $3.9 billion, plus the assumption of approximately $2.7 billion in net debt. Under the terms of the agreement, Tribune stockholders will receive $35.00 in cash and 0.23 shares of Sinclair Class A common stock for each share of Tribune Class A common stock and Class B common stock they own. The Company expects the transaction will close by year-end 2017 subject to approval by Tribune’s stockholders, as well as customary closing conditions, including approval by the Federal Communications Commission (“FCC”) and antitrust clearance. The Company expects to fund the purchase price at closing through a combination of cash on hand, fully committed debt financing and by accessing the capital markets.

•
In June, we completed an acquisition of certain assets of DataSphere Technologies, Inc. (“DataSphere”) which provides marketing services to small businesses across the country and works in partnership with multiple media companies, including Sinclair.

Content and Distribution:

•
In June, the Company and CBS Corporation entered into multi-year affiliation renewals in Austin, TX, Salt Lake City, UT, Gainesville, FL, and South Bend-Elkhart, IN, renewed the CBS All Access agreement, and, agreed to be distributed on the new YouTubeTV live television service. The Company also entered into agreements with American Broadcasting Companies, Inc. (“ABC”) and NBC Television Network, a division of NBCUniversal Media, LLC (“NBC”) for carriage of our affiliates on YouTubeTV, and with ABC for carriage on DirectTV Now.

•
As a reflection of the Company’s commitment to and investment in local news, Sinclair’s newsrooms have been honored over the past year with two National Edward R. Murrow Awards for KOMO in Seattle, WA and KTUL in Tulsa, OK, 36 Regional Edward R. Murrow Awards, and 90 Regional Emmys including two for Circa for investigative reporting.

•	In May, Ring of Honor announced that Ring of Honor wrestling would be broadcast in India, on the channel DSPORT, making it available to over 70 million homes in that country.

ATSC 3.0:

•
During the quarter, the Company announced that Univision and Northwest Broadcasting joined with Sinclair and Nexstar Media Group in the spectrum consortium. The consortium’s mission is to promote innovation, and develop and explore products and services associated with ATSC 3.0 and monetization opportunities such as spectrum utilization, virtual MVPD platforms, multicast channels, automotive applications, single frequency networks and wireless data applications, among others. Current total reach of the consortium is approximately 90% of the country.

•
In July, the Company and Nexstar reached a tentative agreement on principle to coordinate the transition of the over-the-air delivery of ATSC 3.0 in 97 television markets. The tentative agreement includes 43 markets where both Companies own a television station, and a plan to spearhead the transition for shared “Next Gen” services in the 54 markets where only one of the Companies owns or operates stations.

Balance Sheet and Cash Flow Highlights:

•	Debt on the balance sheet, net of $796 million in cash and cash equivalents, was $3.272 billion at June 30, 2017 versus net debt of $3.268 billion at March 31, 2017.

•
In June, the Company announced the successful consent solicitation with respect to Tribune’s 5.875% Senior Notes Due 2022 (“the Notes”) including proposed amendments to eliminate any requirement for Tribune to make a “Change in Control Offer” and to clarify treatment of the proposed structure to facilitate the integration of Tribune and its subsidiaries and the Notes with and into Sinclair’s debt capital structure. The Company paid a consent fee of $8.25 million to the consenting holders of the Notes but will receive a matching offsetting reduction in the underwritten committed financing fees.

•	As of June 30, 2017, 77.0 million Class A common shares and 25.7 million Class B common shares were outstanding, for a total of 102.7 million common shares outstanding.

•	In June 2017, the Company paid a $0.18 per share quarterly cash dividend to its shareholders.

•	Capital expenditures in the second quarter of 2017 were $13 million.

•	Program contract payments were $29 million in the second quarter of 2017.

Notes:

Presentation of financial information for the prior year has been reclassified to conform to the presentation of generally accepted accounting principles for the current year.

Outlook:
“Although we expect core advertising to be flattish in the third quarter due in part to the absence of $11 million in Olympic advertising revenues received in third quarter of 2016, adjusting for the for-profit technical schools that went out of business in 2016, core advertising would be flat to up low single digit percents,” commented Chris Ripley, President and Chief Executive Officer. “Our digital business, excluding new digital investments, continues to outperform with mid to high twenty percent growth expected in the third quarter of 2017. On the cash flow front, in July, we received approximately $311 million of gross proceeds from the FCC Spectrum Auction, which we intend to use towards the funding of the Tribune acquisition.”

The following transactions closed during 2016 or 2017 and, therefore, the results of these transactions were not included in the corresponding pre-transaction periods: the acquisition of the South Bend station and sale of the Marquette station (February 15, 2016); the acquisition of Tennis Channel (March 1, 2016); the acquisition of the Lincoln stations (May 1, 2016); the acquisition of the Salt Lake City station, KJZZ (IND) (June 17, 2016); the swap of the ABC and CW affiliation in Peoria for the Fox affiliation in South Bend (August 1, 2016); the acquisition of Tennis Media Company (March 1, 2017); the acquisition of DataSphere (June 1, 2017); the sale of Alarm Funding (March 7, 2017); and the conversion of ASN to a joint venture with Silver Chalice and 120 Sports (April 13, 2017).

The Company currently expects to achieve the following results for the three months ending September 30, 2017 and year ending December 31, 2017. Unless noted, anticipated results exclude the upcoming FCC spectrum repack. The pending acquisitions of Bonten and Tribune are not reflected in the Company’s guidance below.

Third Quarter 2017

•
Media revenues, before barter, are expected to be approximately $623.2 million to $629.8 million, down 0.9% to 1.9% year-over-year due to advertising revenues received in 2016 related to the summer Olympic games and the Presidential election. Embedded in the 2017 anticipated results are:

•	$7.5 million to $9.0 million in political revenues as compared to $45.0 million in the third quarter of 2016.

•	Third quarter of 2016 included $10.5 million in revenues related to the Olympic games.

•	Barter and trade revenue are expected to be approximately $28 million in the third quarter of 2017.

•	Barter expense is expected to be approximately $24 million. $4 million of trade expense is included in media expenses (defined below).

•
Media production expenses and media selling, general and administrative expenses (together, “media expenses”), excluding barter expense but including trade expense, are expected to be approximately $397 million, including $2 million in stock-based compensation expense.

•	Program contract amortization expenses are expected to be approximately $30 million.

•	Program contract payments are expected to be approximately $28 million.

•	Corporate overhead is expected to be approximately $24 million, including $1 million of stock-based compensation expense and $6 million of legal, spectrum auction and acquisition-related costs.

•	Research and development costs related to ONE Media are expected to be $5 million.

•	Other non-media revenues less other non-media expenses are expected to be less than $1 million, assuming current equity interests.

•	Depreciation on property and equipment is expected to be approximately $22 million, assuming the capital expenditure assumption below.

•	Amortization of acquired intangibles is expected to be approximately $44 million.

•
Net interest expense is expected to be approximately $50 million ($48 million on a cash basis), assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•	Net cash taxes paid are expected to be approximately $17 million, based on the assumptions discussed in this “Outlook” section. The Company’s effective tax rate is expected to be approximately 34%.

•	Capital expenditures are expected to be approximately $25 million.

Full Year 2017

•	Barter and trade revenue is expected to be approximately $119 million.

•	Barter expense is expected to be approximately $102 million. $17 million of trade expense is included in television expenses.

•
Media expenses, excluding barter expense but including trade expense, are expected to be approximately $1.574 billion, of which $209 million relates to acquisitions, revenue-generating initiatives and system upgrades, and another $9 million of stock-based compensation expense.

•	Program contract amortization expense is expected to be approximately $117 million.

•	Program contract payments are expected to be approximately $112 million.

•	Corporate overhead is expected to be approximately $89 million, including $10 million of stock-based compensation expense and $15 million of legal, spectrum auction and acquisition-related.

•	Research and development costs related to ONE Media are expected to be $13 million.

•	Other non-media revenues less other non-media expenses are expected to be $4 million, assuming current equity interests.

•	Depreciation on property and equipment is expected to be approximately $92 million, assuming the capital expenditure assumption below.

•	Amortization of acquired intangibles is expected to be approximately $176 million.

•
Net interest expense is expected to be approximately $206 million (approximately $199 million on a cash basis), assuming no changes in the current interest rate yield curve, and changes in debt levels based on recent corporate developments and the assumptions discussed in this “Outlook” section.

•	The Company’s effective tax rate on continuing operations is expected to be approximately 34%.

•	Capital expenditures are expected to be $85 million to $90 million, excluding capital expenditures that may be incurred for the FCC’s spectrum repack.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its second quarter 2017 results on Wednesday, August 2, 2017, at 9:30 a.m. ET. After the call, an audio replay will be available at www.sbgi.net under "Investors/Earnings Webcast." The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (877) 407-8033.

About Sinclair:

Sinclair is one of the largest and most diversified television broadcasting companies in the country. Pro forma for the Tribune acquisition (before any related divestitures) and all previously announced pending transactions, the Company will own, operate and/or provide services to 233 television stations in 108 markets. The Company has multiple emerging networks as well as stations affiliated with all the major networks. Sinclair is a leading local news provider in the country and a producer of live sports content. Sinclair’s content is delivered via multiple-platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the impact of changes in national and regional economies, the completion of the FCC spectrum repack, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast or refinance our indebtedness as it comes due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, our news share strategy, our sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy, and any risk factors set forth in the Company’s recent reports on Form 8-K, Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
REVENUES:
Media revenues	$631,822	$606,268	$1,234,308	$1,137,591
Revenues realized from station barter arrangements	32,460	34,003	60,030	60,513
Other non-media revenues	15,008	26,263	34,887	47,319
Total revenues	679,290	666,534	1,329,225	1,245,423
OPERATING EXPENSES:
Media production expenses	268,992	243,620	527,147	459,497
Media selling, general and administrative expenses	127,046	128,488	251,767	243,497
Expenses realized from barter arrangements	27,550	29,259	50,795	52,184
Amortization of program contract costs and net realizable value adjustments	28,896	30,821	59,915	64,281
Other non-media expenses	14,731	19,761	31,976	37,458
Depreciation of property and equipment	23,603	24,409	47,584	48,444
Corporate general and administrative expenses	25,051	14,279	45,627	35,620
Amortization of definite-lived intangible and other assets	43,377	45,625	88,931	89,390
Research and development expenses	1,345	1,209	2,502	2,310
Gain on asset dispositions	(150)	(11)	(53,497)	(2,671)
Total operating expenses	560,441	537,460	1,052,747	1,030,010
Operating income	118,849	129,074	276,478	215,413
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(50,959)	(53,916)	(108,277)	(103,331)
Loss from extinguishment of debt	—	—	(1,404)	—
Income from equity and cost method investments	1,462	943	141	1,366
Other income, net	1,563	1,104	3,259	1,566
Total other expense, net	(47,934)	(51,869)	(106,281)	(100,399)
Income before income taxes	70,915	77,205	170,197	115,014
INCOME TAX PROVISION	(24,880)	(26,605)	(53,459)	(38,785)
NET INCOME	46,035	50,600	116,738	76,229
Net income attributable to the noncontrolling interests	(1,390)	(1,181)	(14,891)	(2,670)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$44,645	$49,419	$101,847	$73,559
Dividends declared per share	$0.180	$0.180	$0.360	$0.345
BASIC AND DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share	$0.43	$0.52	$1.04	$0.77
Diluted earnings per share	$0.43	$0.52	$1.03	$0.77
Weighted average common shares outstanding	102,649	95,026	97,668	94,922
Weighted average common and common equivalent shares outstanding	103,665	95,934	98,707	95,819

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